Exhibit 10.2

SPONSORED RESEARCH AGREEMENT
between
Universal Display Corporation
and
The University of Southern California

This Sponsored Research Agreement (this “Agreement”) is entered into effective as of May 1, 2006 (the “Effective Date”), by and between Universal Display Corporation (“UDC”) and the University of Southern California (“USC”).

RECITALS

     WHEREAS, UDC desires to fund USC’s performance of, and USC desires to perform, certain research activities on the terms and conditions set forth herein; and

     WHEREAS, it is understood and agreed that certain of the research activities will be performed by the University of Michigan (“Michigan”) under a subcontract agreement to be entered into between USC and Michigan.

     NOW THEREFORE, each of the parties hereto, intend to be legally bound, hereby agrees as follows:

Article 1 Nature of the Research

USC shall conduct and facilitate Michigan’s conduct of the research program described in the Work Plan and Appendix attached hereto as Exhibit A (the “Research”). No other commercial entity shall fund the Principal Investigators’ conduct of the same or substantially similar research activities without UDC’s prior written consent. In addition, the Principal Investigators will not collaborate with personnel outside of USC and Michigan in performing the Research without UDC’s prior written consent, which shall not be unreasonably withheld. Nothing in this Agreement shall be construed to limit the freedom of USC or Michigan personnel who are not involved in performance of the Research from engaging in similar research activities independently under other grants, contracts or agreements with parties other than UDC.

Article 2 Principal Investigators

Performance of the Research by USC shall be directed by Professor Mark E. Thompson (the “USC Principal Investigator”), and through a subcontract with Michigan by Professor Stephen R. Forrest (the “Michigan Principal Investigator”) collectively with the USC Principal Investigator, (the “Principal Investigators”). The Principal Investigators shall coordinate their performance of the Research with Dr. Julia J. Brown or her designated replacement (the “UDC Program Manager”), who is responsible for overseeing the Research under this Agreement. The Principal Investigators shall devote appropriate proportions of their time and effort to performance of the Research and shall make themselves reasonably available for meetings and conferences with the UDC Program Manager in order to discuss the progress and results of the Research and any issues or concerns in relation thereto. Any replacement or temporary substitution for the Principal Investigators shall be subject to the prior approval of UDC, such approval not to be unreasonably withheld.

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Article 3 Period of Performance

The period for performance of the Research shall commence on the Effective Date, and shall continue for a period of three (3) years thereafter. At the end of such period, this Agreement shall expire unless extended upon the mutual written agreement of the parties.

Article 4 Reports and Other Deliverables

The Principal Investigators shall provide UDC with such written progress and other reports as are specified in the Work Plan and Appendix, or as may otherwise be reasonably requested by the UDC Program Manager in order to administer this Agreement. In addition, the Principal Investigators shall provide UDC with such other deliverables as are identified in the Work Plan and Appendix, if any, promptly upon their completion and in accordance with the schedule set forth therein.

Article 5 Reimbursement of Costs

In full consideration of USC’s performance of the Research, UDC shall pay for actual work performed according to the Work Plan and Appendix, up to the amounts specified in the Budget attached hereto as Exhibit B. Unless otherwise agreed in writing, the total annual amounts due from UDC hereunder for performance of the Research shall not exceed the maximum annual budgeted amounts in Exhibit B. USC or Michigan shall be solely responsible for any costs and expenses in excess thereof, including any salary and travel costs for the Principal Investigators or any other USC or Michigan personnel performing the Research at their respective institutions.

Article 6 Payments

USC shall invoice UDC for the actual costs incurred in conducting the Research at the end of each quarter during the period for performance. All invoices shall be directed to the UDC point of contact for financial matters, as specified below. UDC shall pay USC all properly invoiced amounts within thirty (30) days following the later of (a) the end of the quarter to which USC’s invoice applies, or (b) receipt of USC’s invoice, in each case subject to UDC’s receipt of any required reports or supporting documentation or data. Payments shall be made by wire transfer or check using USC account information as provided to UDC in writing. Any funds paid to USC in advance for performance of the Research which funds are not expended upon expiraton or termination of this Agreement, including all extensions thereof, shall be promptly repaid to UDC.

Article 7 Records and Audit Rights

USC and Michigan shall maintain reasonable records relevant to the administration and performance of this Agreement, which shall include records to account for all funding provided hereunder. Such records shall be retained for a period of at least three (3) years following the expiration or sooner termination of this Agreement. All such records shall be subject to review and audit by UDC at reasonable times and on reasonable prior notice.

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Article 8 Visiting Personnel

From time to time, certain UDC personnel may visit the USC or Michigan campuses and work in the Principal Investigators’ laboratories to facilitate performance of the Research in accordance with the Work Plan and Appendix. Principal Investigators will reasonably support and assist such UDC personnel in performing said activities, it being understood that a significant goal of both parties is for the results of the Research to be transferred to UDC for use in its business.

Article 9 Equipment

Unless otherwise specifically agreed by the parties, title to any equipment purchased or manufactured by USC or Michigan in the performance of the Research shall vest in USC or Michigan, as applicable. Title to any equipment supplied by UDC to USC or Michigan for conduct of the Research shall remain solely in UDC, and upon conclusion of the Research such equipment shall be returned to or purchased from UDC.

Article 10 UDC Materials

UDC may provide the Principal Investigators or their researchers with certain devices, chemicals or other materials (collectively, “UDC Materials”) in order to assist them in their performance of the Research. Such persons shall use all UDC Materials solely to perform the Research, and shall not provide third parties with access to such materials, or use such materials on behalf of third parties, without UDC’s prior written consent.

Article 11 Proprietary/Confidential Information

During the course of this Agreement, the parties may provide each other with certain information, drawings, data, documents or material in writing which the disclosing party has clearly marked or identified in writing as confidential or proprietary in nature (“Confidential Information”). The receiving party shall receive and hold Confidential Information of the disclosing party in confidence, use such Confidential Information only to perform its obligations or exercise its rights under this Agreement, and agrees to use its reasonable efforts to prevent unintentional disclosure to third parties of such Confidential Information. Said efforts shall be the same as those the receiving party uses to protect its own similar confidential information, but in no case less than reasonable care. In addition, upon the disclosing party’s request, the receiving party shall return or destroy all of the disclosing party’s Confidential Information.

The receiving party shall not consider information disclosed to it by the disclosing party Confidential Information which: (a) is now public knowledge or subsequently becomes such through no breach of this Agreement; (b) is rightfully in the receiving party’s possession prior to the disclosing party’s disclosure as shown by written records; (c) is disclosed to the receiving party by an independent third party who, to the best of the receiving party’s knowledge, is not under an obligation of confidentiality for such information to the disclosing party; or (d) is independently developed by or for the receiving party without benefit of Confidential Information received from the disclosing party as shown by written records.

Each party acknowledges that the Confidential Information of the other party is owned solely by such party, and that the unauthorized disclosure of such information may cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. Accordingly, each party agrees that the other party will have the right to seek an immediate injunction enjoining any breach of this Article 11, as well as, subject to Article 21 below, the right to pursue any and all other rights and remedies available at law or in equity for such breach.

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Article 12 Technical Data

UDC shall have the right to reference and use in its business all technical data generated through performance of the Research.. The Principal Investigators may share such technical data with third parties outside of USC and Michigan only with UDC’s prior consent, which shall not be unreasonably withheld. Public disclosure and publication of any technical data shall be in accordance with the provisions of Article 14 below.

Article 13 Intellectual Property Rights

The Principal Investigators shall promptly provide UDC with a complete written disclosure for each invention conceived, developed or first reduced to practice by them or their researchers in their performance of the Research (“Developed IP”). Title to all Developed IP, including patent rights, shall vest solely in USC and/or Michigan if the Developed IP is conceived, developed and reduced to practice solely by USC and/or Michigan researchers, and shall vest jointly in USC and/or Michigan and UDC if the Developed IP is conceived, developed or reduced to practice jointly by USC and/or Michigan researchers and UDC researchers. The Principal Investigators and their researchers shall assign all of their rights, title and interest in and to Developed IP to USC and/or Michigan in accordance with the foregoing sentence. All USC and/or Michigan Developed IP (or, in the case of jointly-owned Developed IP, USC’s and/or Michigan’s interest therein), including patent rights, shall be deemed exclusively licensed to UDC under and in accordance with the terms of the Amended License Agreement between USC, Michigan and Princeton University dated as of October 9, 1997, as amended. Otherwise, no implied rights or licenses are granted by either party to the other hereunder.

Article 14 Public Disclosure and Publications

All publications and other public disclosure concerning the Research shall be subject to the prior review of UDC, and shall not include any UDC confidential or proprietary information without UDC’s prior written consent. Copies of all publications and presentation materials (including, without limitation, manuscripts submitted for review) shall be delivered to UDC sufficiently in advance of their publication or other public disclosure so as to afford UDC reasonable time to review such materials prior to their release. Upon UDC’s request, the Principal Investigators will delay publication or other public disclosure of any such material for a reasonable period of time, not to exceed sixty (60) days, in order for the parties to file appropriate patent or other applications. Following publication, copies of all published papers and articles shall be submitted to the UDC Program Manager. All publications and other public presentations containing data or results derived from the Research will contain an appropriate acknowledgement of support by UDC.

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Article 15 Publicity and Use of Names

Neither party will use the name of the other in connection with any products, advertisements, promotional literature or press releases without the prior written permission of the other party, which permission shall not be unreasonably withheld. Notwithstanding the foregoing, each party shall be free to publicize the existence of this Agreement and the basic nature of the relationship of the parties and the Research being performed hereunder. In addition, UDC shall be permitted to disclose such terms of and information pertaining to this Agreement as may be required in its public filings with the U.S. Securities and Exchange Commission.

Article 16 Disclaimer of Warranties; Limitation of Liability

USC and Michigan make no warranties to UDC, express or implied, as to any matter concerning this Agreement, including, without limitation, the condition of the Research or any inventions(s) or product(s), whether tangible or intangible, conceived, discovered, or developed under this Agreement; or the ownership, merchantability, or fitness for a particular purpose of the research or any such invention or product. USC and Michigan shall not be liable to UDC for any direct, consequential, or other damages suffered by any licensee or any others resulting from the use of the Research results or any invention or product derived therefrom. UDC shall not be liable for any bodily injury or property damage to USC or Michigan, or any of their researchers, based on their performance of the Research.

Except as specified elsewhere in this agreement, USC and Michigan make no warranties for any purpose whatsoever, express or implied, as to the project or the results of the project, including the merchantability or fitness for a particular purpose of the project or the results of the project under this agreement.

To the maximum extent permitted by law, in no event will either party be responsible for any incidental damages, consequential damages, exemplary damages of any kind, lost goodwill, lost profits, lost business and/or any indirect economic damages whatsoever regardless of whether such damages arise from claims based upon contract, negligence, tort (including strict liability or other legal theory), a breach of any warranty or term of this agreement, and regardless of whether a party was advised or had reason to know of the possibility of incurring such damages in advance.

Additionally, USC and Michigan’s total liability under this agreement shall not be in excess of the total amount of commitment paid by UDC to USC and Michigan respectively under this Agreement.

UDC agrees that it will not rely solely upon technical information provided by USC and Michigan or the Principal Investigators in developing any invention or product, but will independently test, analyze and evaluate all inventions and products prior to manufacture and distribution of such inventions and products.

Neither the Principal Investigators, UDC, nor any other person is authorized to give any such warranty in the name of or on behalf of USC of Michigan.

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Article 17 Indemnification

UDC agrees to indemnify and hold harmless USC, Michigan and their respective employees, trustees, officers and agents from and against any losses, claims, damages, or liabilities of any kind arising from the negligent or willful acts or omissions of UDC personnel in conducting any activities under this Agreement, including, without limitation, the negligent or willful acts or omissions of any UDC personnel visiting and/or working in the Principal Investigators’ laboratories, except to the extent that such losses, claims, damages, or liabilities arise, in whole or in part, from the gross negligence or willful misconduct of USC, Michigan or their researchers.

UDC warrants that at its sole cost and expense it maintains in effect a policy or program of comprehensive general liability insurance or self-insurance on an occurrence made basis in single limit coverage of not less than Two Million Dollars ($2,000,000) per incident and Two Million Dollars ($2,000,000) annual aggregate for death, bodily injury, illness or property damage to support the indemnification obligations assumed herein. Such policy shall name USC as an additional insured and shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy shall be delivered to USC upon request.

Article 18 Termination and Survival

(a) If the USC Principal Investigator is unable or unwilling to continue to serve in such capacity and the parties, despite their reasonable efforts, are unable to agree upon a mutually acceptable successor within a reasonable period of time (not to exceed thirty (30) days), either party may terminate this Agreement immediately upon written notice to the other.

(b) If the Michigan Principal Investigator is unable or unwilling to continue to serve in such capacity and the parties, despite their reasonable efforts, are unable to agree upon a mutually acceptable successor within a reasonable period of time (not to exceed thirty (30) days), USC will terminate the subcontract with Michigan for performance of the Research immediately upon UDC’s written request. In such event, any future Research that was to be performed by the Michigal Principal Investigator shall henceforth be deleted from the Work Plan and Appendix and the Budget and maximum annual amount payable by UDC hereunder shall be reduced accordingly.

(c) Either party may terminate this Agreement on written notice to the other party if the other party materially breaches any of its obligations under this Agreement and fails to cure such breach within thirty (30) days following written notice thereof by the terminating party. However, both parties agree to consult in good faith with each other prior to issuing any such notice of termination in order to determine whether there is a course of action beyond termination that is acceptable to both parties.

(d) Upon any termination of this Agreement, UDC will reimburse USC for all actual costs incurred prior to the effective date of termination, including any costs not yet incurred but which cannot reasonably be avoided) in accordance with the provisions of this Agreement. Notwithstanding the foregoing, the aggregate amounts payable to USC under this Agreement shall not exceed the maximum annual amount that would otherwise have been payable for full performance of the Research.

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(e) Except as may otherwise be expressly agreed in writing, the Principal Investigators and their researchers shall cease all further use of the UDC Materials and UDC Confidential Items upon the expiration or sooner termination of this Agreement.

(f) The provisions of Articles 7, 9-17 and 20-24, together with any other provisions of this Agreement that expressly or by implication should survive its expiration or sooner termination, shall survive such expiration or termination of this Agreement.

Article 19 Subcontracting and Assignment

(a) USC shall enter into a subcontract agreement with Michigan for the performance of such of the Research activities as are to be performed by and under the direction of the Michigan Principal Investigator. Such subcontract agreement shall be consistent with and shall obligate Michigan and the Michigan Principal Investigator to the terms of this Agreement applicable thereto. USC shall provide a copy of the subcontract agreement to UDC upon request. Except as set forth herein, USC may not assign, transfer or subcontract this Agreement, or any portion of the Research, to a third party without the prior written consent of UDC.

(b) UDC may assign this Agreement to an affiliate or to an entity acquiring all or substantially all of UDC’s assets relating to the subject matter of this Agreement, whether by merger, acquisition or otherwise. Such assignee shall be required to expressly assume in writing all obligations of UDC under this Agreement.

  (c)      Any purported assignment of this Agreement other than as permitted hereunder shall be of no force and effect. Nothing in this Agreement shall confer or be construed as conferring any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

Article 20 Governing Law

This Agreement and the relationship of the parties hereunder shall be interpreted and governed in accordance with the federal laws of the United States of America and the laws of the State of California, without regard to any principles respecting conflicts of law.

Article 21 Dispute Resolution

In the event of a dispute between the parties, the aggrieved party shall notify the other party and provide a detailed description of the alleged problem. The parties agree to use reasonable efforts to resolve such dispute by good faith negotiations and mutual agreement. In the event such informal resolution is not successful within a reasonable period of time, the parties hereby agree to submit any claim or dispute arising out of or relating to the terms of this Agreement to private and confidential arbitration by a single neutral arbitrator in Los Angeles, California. Subject to the terms of this paragraph, the Commercial Arbitration Rules of the American Arbitration Association shall govern the arbitration proceedings. The arbitrator shall be appointed by agreement of the Parties hereto or, if no agreement can be reached, by the American Arbitration Association pursuant to its Rules. The decision of the arbitrator shall be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court of competent jurisdiction. The costs of the arbitration proceeding, including all attorneys’ fees, shall be paid by the Party against whom the arbitrator rules and the arbitrator shall have the right to award injunctive relief in lieu of or in addition to monetary compensation. This arbitration procedure is intended to be the sole and exclusive method of resolving any claim arising out of or relating to this Agreement; provided, however, that nothing herein shall prevent either party from seeking or obtaining injunctive relief in any court of competent jurisdiction at any time.

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Article 22 Notices

All notices and other communications under this Agreement shall be in writing and shall be addressed and delivered as follows, or to such other address(es) as either party may provide in writing:

For technical and scientific matters, to:

Universal Display Corporation	University of Southern California
375 Phillips Boulevard	Department of Chemistry
Ewing, New Jersey 08618	Los Angeles, California 90089-0744
Attn: Dr. Julia J. Brown	Attn: Professor Mark E. Thompson
Fax No.: (609) 671-0995	Fax No.: (213) 740-8594
Tel No.: (609) 671-0980 x218	Tel No.: (213) 740-6402
E-mail: jjbrown@universaldisplay.com	E-mail: met@usc.edu

For financial matters:

[same as above]	[same as above]
Attn: Katerina Cozza	Attn: Sponsored Projects Accounting
Fax No.: (609) 671-0995	Fax No.: (213) 740-7798
Tel No.: (609) 671-0980 x203	Tel No.: (213)740-5381
E-mail: kcozza@universaldisplay.com	E-mail: cmlee@usc.edu
All other notices:

[same as above]	[same as above]
Attn: Steven V. Abramson	Attn: Vanessa M. Nichols
Fax No.: (609) 671-0995	Fax No.: (213)740-6070
Tel No.: (609) 671-0980 x207	Tel No.: (213)740-7762
E-mail: abramson@universaldisplay.com	E-mail: vnichols@usc.edu

Article 23 Independent Contractors

This Agreement is not intended by the parties to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or other form of business organization between the parties. Each party hereto shall act as an independent contractor, and neither shall act as an agent of the other for any purpose. Neither party has the authority to assume or create any obligation, express or implied, on behalf of the other.

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Article 24 Miscellaneous

(a) No modifications to this Agreement, including the Work Plan and Appendix, shall be valid unless contained in a writing that is signed by an authorized representative of the party claimed to be bound thereby. Moreover, the failure of either party to enforce, or any delay in enforcing, any right, power or remedy that such party may have under this Agreement shall not constitute a waiver of any such right, power or remedy, or release the other party from any obligations under this Agreement, except by a written document signed by the party against whom such waiver or release is sought to be enforced.

(b) Should any provisions of this Agreement be or become unenforceable, the parties hereto shall in good faith endeavor to substitute for such unenforceable provisions, by mutual consent, one or more enforceable provisions having a sufficiently similar economic effect such that it reasonably can be assumed that the parties would have entered into this Agreement with such enforceable provisions. In case such enforceable provisions cannot be agreed upon within a reasonable period of time, the unenforceability of one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the unenforceable provisions are of such essential importance to this Agreement that it reasonably can be assumed that the parties would not have entered into this Agreement without them.

(c) This Agreement embodies the entire understanding and agreement of parties and supersedes any prior or contemporaneous understandings and agreements of the parties, whether written or oral, respecting the subject matter hereof. There are no representations, warranties, agreements or understandings between the parties, oral or written, respecting the subject matter of this Agreement that are not fully expressed herein.

(d) This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives.

Universal Display Corporation		The University of Southern California

By:	/s/ Steven V. Abramson	By:	/s/ Barbara Lewis

Name:	Steven V. Abramson	Name:	Barbara Lewis

Title:	President	Title:	Deputy Director, Department of

Contracts and Grants

Date:	May 2, 2006	Date:	May 1, 2006

	/s/ Mark E. Thompson		/s/ Stephen Forrest

	Professor Mark E. Thompson		Professor Stephen R. Forrest
	USC Principal Investigator		Michigan Principal Investigator

Date:	May 2, 2006	Date:	May 2, 2006

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Exhibit A

Work Plan and Appendix

[separately attached hereto]

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Exhibit B

Budget

[separately attached hereto]

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